Exhibit 10(m)(1)

AMENDMENT TO THE

ALCOA EMPLOYEES’ EXCESS BENEFITS PLAN D

The American Jobs Creation Act of 2004 requires certain changes to plan provisions effective January 1, 2005; therefore the plan is amended as follows:

1.	The first paragraph is revised by adding the following:

All Credits in Participants’ accounts as of December 31, 2004, including any Earnings Credits thereon after December 31, 2004, shall continue to be subject to all Plan provisions in effect as of that date. Effective December 31, 2004, this Plan is frozen, and no new Participants will be permitted to participate and no new Credits will be added to this Plan after December 31, 2004.

Effective January 1, 2006, this plan is merged into the Alcoa Deferred Compensation Plan. All Plan provisions pertaining to account balances as of December 31, 2004 and earnings thereon, will remain in full force and effect. All account balances (and earnings thereon) that were credited to the Plan after December 31, 2004, if any, including all account balances of any Participant with less than three (3) years of Continuous Service as of January 1, 2005, will be treated as Post-2004 Credits under the Alcoa Deferred Compensation Plan.